Warrant Number                                               Number of Warrants
WW0002                    LUMENON INNOVATIVE LIGHTWAVE                   50,000
                                TECHNOLOGY, INC.
              Incorporated Under The Laws Of The State Of Delaware

                WARRANTS TO ACQUIRE SHARES OF COMMON VOTING STOCK
                OF PAR VALUE $0.01, FULLY PAID AND NON-ASSESSABLE

This is to Certify that, for value received heretofore, Societe Financiere Mirelis, S.A. or its registered assign, is the holder of 50,000 (Fifty Thousand) warrants to purchase one share of common stock each, for and exercise price of $0.90 per share exercise, at any time on or before August 23, 2001; and further, is entitled, upon exercise, to receive a certificate or certificates for the Common Stock so purchased, upon presentation and surrender to the Company, with the form or subscription duly executed, and accompanied by payment of the exercise price for each share purchased, either in cash or by certified check or bank cashier's check, payable to the order of the company. Fractional shares of the Company's Common Stock will not be issued upon the exercise of this Warrant.

         The Company covenants and agrees that all shares of Common Stock which may be delivered upon the exercise of this Warrant will, upon delivery, be free from all taxes, liens and charges with respect to the purchase thereof hereunder. This Warrant shall not be exercised by Holder in any state where such exercise would be unlawful such as a state in which the Company's Common Stock is not registered. The Company will not attempt to qualify the shares represented by this Warrant for sale in jurisdictions where Holders of the Company's Warrants reside, unless done as a part of the initial registration of its securities.

         The number of shares of Common Stock purchasable upon the exercise of this Warrant and the purchase price shall be subject to adjustment from time to time for any forward or reverse split of the Company's Common Stock.

         The Company agrees at all times to reserve or hold available a sufficient number of the shares of Common Stock to cover the number of shares issuable upon the exercise of this and all other Warrants of the like tenor then outstanding.

Witness the facsimile Seal of the Corporation and the facsimile Signatures of its duly authorized officers.

S. Iraj Najafi                                                   Mark P. Andrews
President                                                              Secretary